Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Municipal Advantage Fund, Inc.
 811-05957

A special meeting of shareholders was held in the offices of Nuveen Investments on November 9, 2015; at this meeting the shareholders were asked to vote to approve an agreement and plan of reorganization, to approve the issuance of additional common shares, to approve a new investment management agreement and to approve a new sub-advisory agreement. The meeting was subsequently adjourned to December 9, 2015, and additionally adjourned to January 11, 2016, February 10, 2016 and March 2, 2016.


The results of the shareholder votes
are as follows:

<c> Common and
Preferred shares
voting together as
a class
<c> Preferred
shares
To approve an Agreement and
Plan of Reorganization



   For
           20,279,237
           2,688
   Against
             4,412,081
               -
   Abstain
                895,970
               -
      Total
           25,587,288
           2,688




Proxy materials are herein incorporated by reference to the SEC filing under Conformed Submission Type Form 497 on
October 22, 2015, Accession No. 0001193125-15-350920.